Exhibit 10.15

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 15th day of September, 2010, is entered into by Cancer Genetics, Inc., a Delaware corporation with its principal place of business at 201 State Route 17, Rutherford, New Jersey, 07070 (the “Company”), and R.S.K. Chaganti, Ph.D., with an address at 235 Pascack Road, Hillsdale, NJ 07642 (the “Consultant”).

1.	Consulting Services. The Company hereby retains the Consultant, and the Consultant hereby agrees, to provide to the Company consulting and technical support services in connection with the Company’s technical and business affairs, including oversight of its clinical diagnostic laboratory. In rendering consulting services hereunder, the Consultant shall act solely as an independent contractor and this Agreement shall not be construed to create any employee-employer relationship between the Consultant and the Company.

2.	Compensation. In consideration for the Consultant’s services, the Company hereby agrees to provide the Consultant with compensation at the rate of Five Thousand ($5,000) Dollars per month for consulting on the Company’s behalf, effective as of the date first above executed.

The Company will also provide to Consultant a total of 300,000 non-qualified options with a strike price of five (5) dollars per share beginning on October 1, 2010. As described in Exhibit B, the options will be distributed to the Consultant over the term of the Agreement with 25,000 options vesting to Consultant each quarter with the final distribution on July 1, 2013.

3.	Freedom to Contract. The Consultant represents that he is not a party to any existing agreement which would prevent this entering into this Agreement.

4.	Location. The Consultant shall perform consulting services under this Agreement at a location to be chosen by the Company, and acceptable to the Consultant.

5.	Termination. This Agreement shall have a term of three (3) years from the date hereof, provided that the Consultant’s consultancy may be earlier terminated by either the Company or the Consultant for cause or upon the death or permanent disability of the Consultant.

6.

Proprietary Information. The Consultant hereby agrees to hold and maintain confidential and private in trust for the benefit of the Company all papers, plans, drawings, designs, devices, research data, machines or compositions, specifications, methods, processes, techniques,

Meadows Office Complex

201 Route 17 North

Rutherford, NJ 07070

Tel: 201-528-9200    Fax: 201-528-9201

know-how, formulae, customer and supplier lists, personnel and financial data, plans, trade secrets, and all proprietary information to the extent designated as confidential (hereinafter, “Confidential Information”) belonging to the Company of which the Consultant may acquire knowledge in connection with the furnishing of consulting services to the Company under this Agreement.

7.	Invention Rights.

7.1.	Subject to the Addendum to this Agreement (Exhibit A attached hereto which is part of the Agreement) the Consultant hereby agrees that any and all inventions, improvements, ideas, trademarks, and innovations, whether patentable or not, which he may invent discover, originate, make or conceive relating to the fields of cancer cytogenetics and molecular diagnostics for cancer during the course of rendering consulting services to the Company hereunder, or, either solely or jointly with others while providing services hereunder (“Inventions”), shall be the sole and exclusive property of the Company and shall be assigned by the Consultant to the Company or to the Company’s nominees. The Consultant and each such other person shall promptly and fully disclose each and all such discoveries, inventions, improvements, ideas, trademarks, or innovations to the Company or to the Company nominees.

7.1.1.	The Company shall pay to the Consultant a “bonus” of Fifty Thousand ($50,000) Dollars for any discovery or invention by the Company, which is accepted by the United States Patent and Trademark Office (“PTO”), on which Consultant either was the inventor or one of the inventors.

7.1.2.	Should the Company have an invention accepted by the PTO and a patent issued, the Consultant shall be given credit as “Inventor”, irrespective of ownership rights resting in the Company, and the Inventor shall be paid one (1%) percent of the net revenues from any licensed sales of a patented invention.

7.2.	The Consultant further agrees to execute at any time, upon the request and at the expense of the Company, for the benefit of the Company or the Company’s nominees, any and all applications, instruments, assignments, and other documents, which the Company shall deem necessary or desirable to protect its entire right, title, and interest in and to any Inventions.

7.3.

The Consultant agrees, upon the request and at the expense of the Company or any person to whom the Company may have granted or grants rights, to execute any and all applications, assignments, instruments and papers, which the Company shall deem

Meadows Office Complex

201 Route 17 North

Rutherford, NJ 07070

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necessary or desirable for the protection or perfection of such rights, including the execution of new, provisional, continuing, and reissue patent applications, to make all rightful oaths, to testify in any proceeding in the Patent Office or in the courts, and generally and reasonably do everything lawfully possible to aid the Company, its successors, assigns, and nominees to obtain, enjoy, and enforce proper patent or other protection in the United States and in foreign countries for the discoveries, inventions, improvement, ideas, trademarks, or innovations to the assigned under this Agreement. The Consultant hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignment or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions. The obligations set forth in this Section 7.3 with respect to such Inventions shall run into perpetuity.

8.	Technical Records. Immediately upon the Company’s request, the Consultant shall deliver to the Company all Confidential Information specified in Section 6.1 and all Confidential Information shall, during and after the termination of the Agreement, be and shall be deemed to be the property of the Company.

9.	Noncompetition. During the term of this Agreement and for one year thereafter, the Consultant shall not directly or indirectly (a) engage in any business relating to the fields of cancer cytogenetics and molecular diagnostics for cancer as it applies to diagnostics and/or the development of fluorescence in situ hybridization nucleic acid probes based on genomic information, or cgh array CHIPs (“the Field”) that competes with the Company for his own account; (b) enter into the employ of any person engaged in any business related to the Field that competes with the Company or render any services to any person relating to the field that competes with the Company or render any services to any person for use in competing with the Company; (c) interfere with the business relationships (whether formed heretofore or hereafter) between the Company and its customers or suppliers; or (d) hire, solicit, or encourage any Company Employee to leave the employment of the Company. If at any time the foregoing provisions shall be deemed to be invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed, by reason of being vague or unreasonable as to duration or place of performance, this Section shall be considered divisible and shall become and be immediately amended to include only such time and such area as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement; the Company and Consultant expressly agree that this Section, as so amended, shall be valid and binding as though any invalid or unenforceable provisions had not been included herein. Notwithstanding the above this article 9 shall not apply to Consultant performing activities as an employee of MSKCC.

Meadows Office Complex

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Rutherford, NJ 07070

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10.	Indemnification. The Company shall indemnify the Consultant against all judgments, fines, settlement payments and expenses, including reasonable attorneys’ fees, paid or incurred in connection with any claim, action, suit, or proceeding, whether civil or criminal, to which he be made a party or with which he may be threatened by reason of his having been a Consultant to the Company. No indemnification shall be made hereunder (a) with respect to payment and expenses incurred in relation to matters as to which he shall be finally adjudged in such action, suit, or proceeding not to have acted in good faith and in the reasonable belief that his action was in the best interest of the Company or (b) as otherwise prohibited by law. The foregoing right of indemnification shall not be exclusive of other rights to which the Consultant may otherwise be entitle and shall inure to the benefit of the executor or administrator of the Consultant.

11.	Assignment. The rights and obligations of the Agreement are for personal services and may not be assigned or delegated by the Consultant.

12.	Amendment and Waiver. Neither this agreement nor any term, covenant, condition, or other provision hereof may be changed, waived, discharged, or terminated except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

13.	Government Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

14.	Entire Agreement. This Agreement embodies the entire agreement between the Company and the Consultant, and, except as otherwise expressly provided herein, this Agreement shall not be affected by reference to any other document.

15.	Notices. Any notice required or permitted to be given under this Agreement shall be deemed delivered when given by registered or certified main addressed to the party to whom such notice is given at the address of such party hereinafter set forth or at such address as such party may provide to the other in writing from time to time.

If to the Company, to:	If to the Consultant, to:

Panna Sharma	R.S.K. Chaganti, Ph.D.
201 State Route 17, 2nd floor	235 Pascack Road
Rutherford, NJ 07070	Hillsdale, NJ 07642

Meadows Office Complex

201 Route 17 North

Rutherford, NJ 07070

Tel: 201-528-9200    Fax: 201-528-9201

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by an officer duly authorized and the Consultant has hereunto set his hand and seal, all as of the day and year first written above.

COMPANY		CONSULTANT

By:	/s/ Panna Sharma	By:	/s/ R.S.K. Chaganti
	Panna Sharma, CEO		R.S.K. Chaganti, Ph.D.

Date:	9/15-2010	Date:	9/15/10

Meadows Office Complex

201 Route 17 North

Rutherford, NJ 07070

Tel: 201-528-9200    Fax: 201-528-9201

Exhibit A

Addendum to

Consulting Agreement

Between

Cancer Genetics, Inc. (“Company”)

and

R.S.K. Chaganti, Ph.D. (“Consultant”)

Company acknowledges that Consultant’s primary employment responsibility is to Memorial Sloan-Kettering Cancer Center and/or its affiliates, Sloan-Kettering Institute for Cancer Research and Memorial Hospital for Cancer and Allied Diseases (“MSKCC”) and that Consultant is bound by MSKCC policies including those related to consulting and extramural activities and that Consultant’s obligations under MSKCC policies take priority over any obligations that Consultant may have to Company by reason of this Agreement. The parties understand and agree that it is Consultant’s responsibility to ensure that Consultant’s services to Company do not employ proprietary information of MSKCC or make substantial use of MSKCC’s time or resources without the written agreement of MSKCC.

Additionally, the parties understand and agree that it is Consultant’s responsibility to ensure that the services provided by Consultant hereunder do not restrict or hinder the ability of Consultant to conduct current or foreseeable research assignments with MSKCC, or limit Consultant’s ability to publish work generated at or on the behalf of MSKCC, or infringe on Consultant’s obligations to MSKCC with respect to academic freedom.

Company will have no rights by reason of the Agreement in any document, material, invention, information, improvement, or other intellectual property whatsoever, whether or not publishable, patentable or copyrightable which is or was generated as a result of Consultant’s activities as an employee of MSKCC or using the resources or proprietary information of MSKCC.

Company further acknowledges that Consultant will serve as a consultant in the capacity of an individual, and not as an agent, employee or representative of MSKCC. The name of MSKCC or its affiliates may not be used in connection with Consultant’s services, other than in affiliation as his employer, without the written permission from MSKCC.

Company		Consultant

By:	/s/ Panna Sharma	By:	/s/ R.S.K. Chaganti

Date:	9/15, 2010	Date:	9/15, 2010

Meadows Office Complex

201 Route 17 North

Rutherford, NJ 07070

Tel: 201-528-9200    Fax: 201-528-9201

Exhibit B

Non-qualified options with a five (5) dollar strike price.

Distribution Date	Amount Vesting Per Quarter	Cumulative Options Vested

10/1/2010	25,000	25,000

1/1/2011	25,000	50,000

4/1/2011	25,000	75,000

7/1/2011	25,000	100,000

10/1/2011	25,000	125,000

1/1/2012	25,000	150,000

4/1/2012	25,000	175,000

7/1/2012	25,000	200,000

10/1/2012	25,000	225,000

1/1/2013	25,000	250,000

4/1/2013	25,000	275,000

7/1/2013	25,000	300,000

Meadows Office Complex

201 Route 17 North

Rutherford, NJ 07070

Tel: 201-528-9200    Fax: 201-528-9201